Exhibit 99

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 471-1288

MOTORCAR PARTS OF AMERICA ANNOUNCES ELECTION OF NEW DIRECTORS

LOS ANGELES, CA – June 14, 2016 – Motorcar Parts of America, Inc. (Nasdaq:MPAA) today announced its board of directors has elected two new directors, Joseph Ferguson and David Bryan.

Two vacancies were recently created on the board of directors, as a result of the death of director Mel Marks who passed away on March 12, 2016, and the board’s adoption on June 9, 2016 of an amendment to Motorcar Parts of America’s Amended and Restated By-Laws to increase the maximum number of members of the board of directors from seven to eight members.

Joseph Ferguson is a co-founder and managing partner at Vicente Capital Partners, a Los Angeles-based investment firm providing capital to privately held growth companies across North America. Prior to co-founding Vicente in 2009, Ferguson was a partner at Kline Hawkes & Company, joining at the firm’s inception in 1995. He began his career as an investment banker for Merrill Lynch & Co where he was a member of the Energy and Natural Resources Group and the General Corporate Finance Group. From 1989 to 1994, he worked on more than 30 public and private transactions for numerous emerging growth and middle market companies. He earned a Bachelor of Business Administration degree in finance from Southern Methodist University and a Master of Business Administration from the UCLA Anderson School of Management.

David Bryan currently teaches at University of California at Santa Cruz.  He also provides consulting expertise to multiple Santa Cruz independent and charter schools, and is involved with companies developing tools for online education. He was founding head of New Roads School in Santa Monica, CA from 1995 – 2013.  He earned a Bachelor of Arts degree from the State University of New York at Stony Brook, a Master of Science degree from the University of California at Los Angeles and a J.D. and Ph.D. from the State University of New York at Buffalo.

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“Jay and Dave offer a wealth of unique experience that will be invaluable to the company as we grow, make acquisitions and invest in value-added customer service programs.  We look forward to benefiting from their advice and counsel at an exciting time in the company’s evolution,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts of America, Inc.

About Motorcar Parts of America

Motorcar Parts of America, Inc. is a remanufacturer, manufacturer and distributor of automotive aftermarket parts -- including alternators, starters, wheel hub assembly and brake master cylinder products utilized in imported and domestic passenger vehicles, light trucks and heavy duty applications. Motorcar Parts of America’s products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with facilities located in California, Mexico, Malaysia and China, and administrative offices located in California, Tennessee, Mexico, Singapore, Malaysia and Toronto.  Additional information is available at www.motorcarparts.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors.  Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2016 and in its Forms 10-Q filed with the SEC for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. .

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